News

DENBURY ANNOUNCES 2017 CAPITAL BUDGET AND ESTIMATED PRODUCTION; REPORTS YEAR-END 2016 PROVED RESERVES
AND PRELIMINARY 2016 PRODUCTION AND CAPITAL EXPENDITURES

PLANO, TX – February 14, 2017 – Denbury Resources Inc. (NYSE: DNR) (“Denbury” or the “Company”) today announced that its 2017 capital budget, excluding acquisitions and capitalized interest, is currently estimated at approximately $300 million, 44% over 2016 capital spending levels.  The budget provides for:

•	$175 million allocated for tertiary oil field expenditures;

•	$60 million allocated for other areas, primarily non-tertiary oil field expenditures;

•	$10 million to be spent on CO2 sources and pipelines; and

•	$55 million for other capital items such as capitalized internal acquisition, exploration and development costs and pre-production tertiary startup costs.

In addition, capitalized interest for 2017 is currently estimated at approximately $20 million. At this spending level, the Company anticipates 2017 production of between 58,000 and 62,000 barrels of oil equivalent per day (“BOE/d”), with the mid-point of such range roughly flat with the Company’s 2016 exit rate of just under 60,000 BOE/d.

MANAGEMENT COMMENT

Phil Rykhoek, Denbury’s CEO commented, “We are pleased with our progress over the past year, especially the improvements we made in reducing costs and enhancing the efficiency of our operations. We also completed a robust review of all of our fields and identified multiple areas that we can exploit in the coming years, including both tertiary expansions and other opportunities. We continue to be vigilant with our balance sheet and are limiting our capital spending to an amount near our expected cash flow. Our capital spending in the current price environment continues to be primarily focused on expanding our existing CO2 floods and other infill opportunities and, importantly, our planned 2017 capital projects have strong economics at $50 oil. With our improved efficiencies, this $300 million capital budget should hold full-year 2017 production essentially flat with our 2016 exit rate and should put us on a trajectory to resume slight production growth in 2018, based on current assumptions and expectations. We are encouraged by our future opportunities and are looking forward to 2017 as we continue to pursue ways to enhance our operating efficiency and de-lever our balance sheet.”

PRELIMINARY 2016 FOURTH QUARTER AND ANNUAL PRODUCTION

Denbury’s continuing production averaged 60,685 BOE/d during the fourth quarter of 2016, in line with our expectations, and was 96% oil, with CO2 tertiary properties accounting for 62% of overall production. On a sequential-quarter basis, continuing production in the fourth quarter of 2016 was essentially flat with continuing production in the third quarter of 2016, with production from our CO2 tertiary properties increasing slightly.

Excluding sold properties, Denbury’s continuing production for full-year 2016 averaged 62,998 BOE/d, down 11% from the prior-year’s level. Approximately one-third of the production decline was attributable to production shut-in due to economics and weather-related shut-in production at Thompson and Conroe fields, with the remainder largely due to natural production declines. Further production information is provided on page 7 of this press release.

PRELIMINARY 2016 CAPITAL EXPENDITURES

Denbury’s 2016 development capital expenditures totaled $209 million, consisting of $206 million spent on oil and natural gas development, including $56 million related to capitalized internal acquisition, exploration and development costs and pre-production tertiary startup costs, with the remainder spent primarily on CO2 source wells and CO2 infrastructure and pipelines. These estimated capital expenditures exclude property acquisition costs of $11 million and capitalized interest of $26 million.

A breakdown of preliminary estimated 2016 capital expenditures is shown in the following table:

In millions	2016 Preliminary Capital Expenditures (1)
Capital expenditures by project
Tertiary oil fields	$119
Non-tertiary fields	31
Capitalized internal costs (2)	56
Oil and natural gas capital expenditures	206
CO2 pipelines, sources and other	3
Capital expenditures, before acquisitions and capitalized interest	209
Acquisitions of oil and natural gas properties	11
Capital expenditures, before capitalized interest	220
Capitalized interest	26
Capital expenditures, total	$246

(1)	Capital expenditure amounts include accrued capital.

(2)	Includes capitalized internal acquisition, exploration and development costs and pre-production tertiary startup costs.

2016 PROVED RESERVES

The Company’s total estimated proved oil and natural gas reserves at December 31, 2016 were 254 million barrels of oil equivalent (“MMBOE”), consisting of 247 million barrels of crude oil, condensate and natural gas liquids (together, “liquids”), and 44 billion cubic feet (or 7 MMBOE) of natural gas. Reserves were 97% liquids and 82% proved developed, with 58% of those reserves attributable to Denbury’s CO2 tertiary operations.  Total proved reserves declined by a net 35 MMBOE during 2016 primarily due to 23 MMBOE of production, with 7 MMBOE of downward revisions of previous estimates associated with changes in commodity prices, operating costs and performance, and 5 MMBOE due to properties sold during the year.

	Oil (MMBbl)	Gas (Bcf)	MMBOE
Balance at December 31, 2015	282	38	289
Revisions of previous estimates	(9)	16	(7)
2016 production	(22)	(6)	(23)
Sales of minerals or other revisions	(4)	(4)	(5)
Balance at December 31, 2016	247	44	254

Year-end 2016 estimated proved reserves and the discounted net present value of Denbury’s proved reserves, using a 10% per annum discount rate (“PV-10 Value”)(1) (a non-GAAP measure), were computed using first-day-of-the-month 12-month average prices of $42.75 per Bbl for oil (based on NYMEX prices) and $2.55 per million British thermal unit (“MMBtu”) for natural gas (based on Henry Hub cash prices), adjusted for prices received at the field.  Comparative prices for year-end 2015 were $50.28 per Bbl of oil and $2.63 per MMBtu for natural gas, adjusted for prices received at the field. The preliminary standardized measure of discounted estimated future net cash flows after income taxes of Denbury’s proved reserves at December 31, 2016 (“Standardized Measure”) was $1.4 billion compared to $1.9 billion at December 31, 2015. PV-10 Value(1) was $1.5 billion at December 31, 2016, compared to $2.3 billion at December 31, 2015. See the accompanying schedules for an explanation of the difference between PV-10 Value(1) and the preliminary Standardized Measure and the uses of this information.

Denbury’s estimated proved CO2 reserves at year-end 2016, on a gross or 8/8th’s basis for operated fields, together with its overriding royalty interest in LaBarge Field in Wyoming, totaled 6.5 trillion cubic feet (“Tcf”), slightly lower than CO2 reserves of 6.7 Tcf as of December 31, 2015. Of these total CO2 reserves, 5.3 Tcf are located in the Gulf Coast region and 1.2 Tcf in the Rocky Mountain region. In addition to these proved CO2 reserves, in the Gulf Coast region Denbury is currently purchasing CO2 from two industrial facilities and expects purchases to begin in the near future from Mississippi Power’s Kemper

(1)
A non-GAAP measure. See accompanying schedules that reconcile GAAP to non-GAAP measures along with a statement indicating why the Company believes the non-GAAP measures provide useful information for investors.

County plant; and in the Rocky Mountain region Denbury has the ability to purchase CO2 from a gas processing facility, all under long-term contractual agreements. Although there are no proved CO2 reserves associated with these long-term agreements, they currently supply approximately 65 million cubic feet per day (“MMcf/d”) of the CO2 Denbury is using for its tertiary operations and could increase up to approximately 225 MMcf/d in a few years once the Kemper County plant is fully operational.

CONFERENCE PRESENTATION

Phil Rykhoek, CEO, Chris Kendall, President and COO, and Mark Allen, Sr. VP and CFO, will be attending the 22nd Annual Credit Suisse Energy Summit and delivering a Company presentation on Thursday, February 16, 2017 at 10:20 A.M. Mountain Time. A link to the live webcast of the presentation and the presentation slides will be available the morning of Tuesday, February 14th in the investor relations section of the Company’s website at www.denbury.com.

FOURTH QUARTER AND FULL-YEAR 2016 RESULTS CONFERENCE CALL

Denbury management will host a conference call to review and discuss fourth quarter and full-year 2016 financial and operating results, together with its financial and operating outlook for 2017, on Thursday, February 23, 2017 at 10:00 A.M. (Central). Additionally, Denbury will publish presentation materials on its website which will be referenced during the conference call. Individuals who would like to participate should dial 800.230.1074 or 612.332.0226 ten minutes before the scheduled start time. To access a live audio webcast of the conference call and accompanying slide presentation, please visit the investor relations section of the Company’s website at www.denbury.com. The webcast will be archived on the website, and a telephonic replay will be accessible for at least one month after the call by dialing 800.475.6701 or 320.365.3844 and entering confirmation number 361971.

Denbury is an independent oil and natural gas company with operations focused in two key operating areas: the Gulf Coast and Rocky Mountain regions. The Company’s goal is to increase the value of its properties through a combination of exploitation, drilling and proven engineering extraction practices, with the most significant emphasis relating to CO2 enhanced oil recovery operations. For more information about Denbury, please visit www.denbury.com.

# # #

In this press release, Denbury provides estimated year-end 2016 proved reserves information and preliminary production and capital expenditures information for its fiscal year 2016. Denbury has prepared the summary preliminary data in this release based on the most current information available to management. Denbury’s normal closing and financial reporting processes with respect to the preliminary data herein have not been fully completed and, as a result, its actual results could be different from this summary preliminary information presented herein, and any such differences could be material.

This press release, other than historical financial information, contains forward-looking statements that involve risks and uncertainties including the preliminary information referenced above, estimated 2017 production and capital expenditures, estimated cash generated from operations in 2017, and other risks and uncertainties detailed in the Company’s filings with the Securities and Exchange Commission, including Denbury’s most recent report on Form 10-K. These risks and uncertainties are incorporated by this reference as though fully set forth herein. These statements are based on engineering, geological, financial and operating assumptions that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are both subject to a wide range of business risks, and there is no assurance that these goals and projections can or will be met. Actual results may vary materially. In addition, any forward-looking statements represent the Company’s estimates only as of today and should not be relied upon as representing its estimates as of any future date. Denbury assumes no obligation to update its forward-looking statements.

DENBURY CONTACTS:
Mark C. Allen, Senior Vice President and Chief Financial Officer, 972.673.2000
John Mayer, Investor Relations, 972.673.2383

DENBURY RESOURCES INC.
SUPPLEMENTAL NON-GAAP FINANCIAL MEASURE (UNAUDITED)

Reconciliation of the preliminary standardized measure of discounted estimated future net cash flows after income taxes (GAAP measure) to PV-10 Value (non-GAAP measure)

PV-10 Value is a non-GAAP measure and is different from the preliminary Standardized Measure in that PV-10 Value is a pre-tax number and the Standardized Measure is an after-tax number.  Denbury’s 2016 and 2015 year-end estimated proved oil and natural gas reserves and proved CO2 reserves quantities were prepared by the independent reservoir engineering firm of DeGolyer and MacNaughton. The information used to calculate PV-10 Value is derived directly from data determined in accordance with FASC Topic 932.  Management believes PV-10 Value is a useful supplemental disclosure to the Standardized Measure because the Standardized Measure can be impacted by a company’s unique tax situation, and it is not practical to calculate the Standardized Measure on a property-by-property basis.  Because of this, PV-10 Value is a widely used measure within the industry and is commonly used by securities analysts, banks and credit rating agencies to evaluate the estimated future net cash flows from proved reserves on a comparative basis across companies or specific properties.  PV-10 Value is commonly used by management and others in the industry to evaluate properties that are bought and sold, to assess the potential return on investment in the Company’s oil and natural gas properties, and to perform impairment testing of oil and natural gas properties. PV-10 Value is not a measure of financial or operating performance under GAAP, nor should it be considered in isolation or as a substitute for the Standardized Measure.  PV-10 Value and the preliminary Standardized Measure do not purport to represent the fair value of the Company’s oil and natural gas reserves.

	December 31,
In thousands	2016	2015
Preliminary Standardized Measure (GAAP measure)	$1,399,217	$1,890,124
Discounted estimated future income tax	142,467	428,431
PV-10 Value (non-GAAP measure)	$1,541,684	$2,318,555

DENBURY RESOURCES INC.
PRODUCTION HIGHLIGHTS (UNAUDITED)

	Quarter Ended			Year Ended
	December 31,		Sept. 30,	December 31,
Average Daily Volumes (BOE/d) (6:1)	2016	2015	2016	2016	2015
Tertiary oil production
Gulf Coast region
Mature properties (1)	8,440	10,403	8,653	9,040	10,830
Delhi	4,387	3,898	4,262	4,155	3,688
Hastings	4,552	5,082	4,729	4,829	5,061
Heidelberg	4,924	5,635	5,000	5,128	5,785
Oyster Bayou	4,988	5,831	4,767	5,083	5,898
Tinsley	6,786	7,522	6,756	7,192	8,119
Total Gulf Coast region	34,077	38,371	34,167	35,427	39,381
Rocky Mountain region
Bell Creek	3,269	2,806	3,032	3,121	2,221
Total Rocky Mountain region	3,269	2,806	3,032	3,121	2,221
Total tertiary oil production	37,346	41,177	37,199	38,548	41,602
Non-tertiary oil and gas production
Gulf Coast region
Mississippi	745	1,377	963	850	1,194
Texas	5,143	6,470	4,234	4,906	6,443
Other	569	800	538	528	889
Total Gulf Coast region	6,457	8,647	5,735	6,284	8,526
Rocky Mountain region
Cedar Creek Anticline	15,186	17,875	16,017	16,322	17,997
Other	1,696	2,407	1,763	1,844	2,743
Total Rocky Mountain region	16,882	20,282	17,780	18,166	20,740
Total non-tertiary production	23,339	28,929	23,515	24,450	29,266
Total continuing production	60,685	70,106	60,714	62,998	70,868
Property sales
Williston Assets (2)	—	1,473	819	864	1,549
Other property divestitures	—	423	—	141	444
Total production	60,685	72,002	61,533	64,003	72,861

(1)	Mature properties include Brookhaven, Cranfield, Eucutta, Little Creek, Lockhart Crossing, Mallalieu, Martinville, McComb and Soso fields.

(2)
Includes non-tertiary production in the Rocky Mountain region related to the sale of remaining non-core assets in the Williston Basin of North Dakota and Montana, which closed in the third quarter of 2016.